Exhibit 99.2

Myomo Announces $6 Million Registered Direct Offering of Common Stock Priced At-the-Market

BOSTON (January 17, 2024) — Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced that it has entered into securities purchase agreements with certain new and existing institutional investors as well as certain insiders of the Company for the purchase and sale of 1,578,948 shares of common stock (or common stock equivalents in lieu thereof) at a purchase price of $3.80 per share, which was the closing market price of the common stock traded on NYSE American on January 16, 2024, pursuant to a registered direct offering, resulting in total gross proceeds of approximately $6.0 million before deducting placement agent commissions and other offering expenses.

In conjunction with conducting this offering, the Company disclosed that its existing cash, plus the proceeds from this offering are expected to be sufficient to achieve cash flow breakeven on a quarterly basis, which the Company believes is achievable by the fourth quarter of 2024, assuming the final fee from the Centers for Medicare and Medicaid Services, or CMS, is not significantly lower than the currently published preliminary fee, the Company can hire the personnel necessary to increase its clinical, reimbursement and manufacturing capacity as planned and there are no unusual supply chain disruptions.

The closing of the offering is expected to occur on or about January 19, 2024, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the offering to scale up operations to serve Medicare Part B patients now that CMS has established coverage and proposed pricing for the MyoPro product line. This includes the hiring of approximately 50 people over the next six months to increase its clinical, reimbursement and manufacturing capacity to serve this anticipated increased volume from Medicare Part B beneficiaries and for general corporate purposes, which may include working capital for purchases of inventory, capital expenditures, research and development expenses and sales and marketing activities.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-256159) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). The offering is made only by means of a prospectus supplement and accompanying prospectus, which will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Myomo, Inc.

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S and representatives internationally. For more information, please visit www.myomo.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including the expected use of proceeds from this offering and its expectations regarding capital requirements and achieving cash flow breakeven, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•

We have a history of operating losses and our financial statements for the period ended September 30, 2023 include disclosures regarding there being substantial doubt about our ability to continue as a going concern;

•	our ability to achieve reimbursement from third-party payers for our products, including CMS for Medicare Part B patients;

•	our ability to continue to serve patients with Medicare Advantage insurance plans CMS does not cover the MyoPro;

•	our revenue concentration with a particular insurance payer as a result of focusing our efforts on patients with insurers who have previously reimbursed for the MyoPro;

•	our ability to continue normal operations and patient interactions without supply chain disruption in order to deliver and fit our custom-fabricated device;

•	our marketing and commercialization efforts;

•	our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;

•	our ability to effectively execute our business plan and scale up our operations;

•	our expectations as to our product development programs, and;

•	general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

212-838-3777

kgolodetz@lhai.com